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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CROCS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CROCS, INC.
7477 East Dry Creek Parkway
Niwot, Colorado 80503

NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 10, 2014

To the Stockholders of Crocs, Inc.:

We will hold the 2014 Annual Meeting of Stockholders of Crocs, Inc. at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, on June 10, 2014 at 11:00 a.m. Mountain Time.

The meeting's purpose is to:

  1.
  elect two Class III directors;

  2.
  ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014;

  3.
  hold an advisory vote to approve the compensation of our named executive officers; and

  4.
  consider any other matters that properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record of our common stock and Series A convertible preferred stock at the close of business on April 15, 2014 are entitled to receive notice of and to vote at the meeting.

A list of the stockholders entitled to vote at the meeting will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please vote your shares as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet, or by telephone after your receipt of hard copies of the proxy materials, as promptly as possible. You may also request a paper proxy card, which will include a reply envelope, to submit your vote by mail, as described in the Notice of Internet Availability of Proxy Materials. Stockholders of record who are present at the Annual Meeting may withdraw their proxy and vote in person if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel P. Hart Executive Vice President, Chief Legal and Administrative Officer

Niwot, Colorado
April 29, 2014

CROCS, INC.

7477 East Dry Creek Parkway
Niwot, Colorado 80503

2014 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement will first be made available to stockholders on or about April 29, 2014. It is furnished to stockholders of Crocs, Inc., a Delaware corporation ("we," "us," or "our"), in connection with the solicitation of proxies by our Board of Directors. The proxies being solicited will be voted at the 2014 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on June 10, 2014 at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado at 11:00 a.m. Mountain Time, or at any postponement or adjournment thereof, for the purpose of voting on the proposals as set forth herein as well as other business matters which may properly come before the meeting.

Under the rules of the Securities and Exchange Commission (the "SEC"), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. This proxy statement and our 2013 annual report to stockholders are available at www.proxyvote.com.

GENERAL INFORMATION REGARDING ANNUAL MEETING

Record Date and Voting.    Stockholders of record of our common stock and our Series A convertible preferred stock (our "convertible preferred stock") at the close of business on April 15, 2014 are entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 87,594,981 shares of our common stock outstanding, for aggregate votes of 87,594,981 (or one vote per share), and there were 200,000 shares of our convertible preferred stock outstanding, for aggregate votes of 13,793,100 (or 68.9655 votes per share, which number is equal to the number of shares of common stock into which each such share of convertible preferred stock is convertible on the record date). Our common stock and convertible preferred stock will vote together as a single class, for aggregate votes of 101,388,081 on all matters at the Annual Meeting.

Quorum Requirements.    A quorum is required to conduct business at the Annual Meeting. The holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors must be present in person or by proxy at the Annual Meeting in order for a quorum to exist. Abstentions and broker non-votes count as present for purposes of determining a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have the authority to do so without instructions from the beneficial owner. Shares represented by proxies that are marked withhold with respect to the election of our Class III directors will be counted as present in determining whether there is a quorum.

Vote Requirements.    If a quorum is present at the Annual Meeting, the following vote is required for approval of each matter to be voted on.

  Election of Directors.    The two Class III director nominees receiving the highest number of "for" votes cast in person or by proxy at the Annual Meeting will be elected as directors. Proxies marked withhold and broker non-votes will have no effect on the outcome of this proposal. Cumulative voting is not permitted. See "Corporate Governance—Majority Vote Director Resignation Policy" (below) regarding director nominees who receive a greater number of votes "withheld" from their election than votes "for" such election.

  Ratification of Appointment of Deloitte & Touche LLP.    The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

  Advisory Vote to Approve Named Executive Officer Compensation.    The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal is required to approve the advisory resolution to approve the compensation of our named executive officers. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

  Approval of all Other Proposals.    With respect to any other matters properly brought before the Annual Meeting, the affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on such proposals will be the act of the stockholders. Abstentions will have the effect of voting against these proposals. Broker non-votes will have no effect on the outcome of these proposals.

Board Recommendations.    Our Board of Directors' recommendation is set forth together with the description of each proposal. In summary, our Board of Directors recommends a vote:

  •
  FOR election of each of the Class III director nominees (see Proposal 1);

  •
  FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014 (see Proposal 2); and

  •
  FOR the advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement (see Proposal 3).

Your Proxy.    Whether or not you are able to personally attend the Annual Meeting, you are encouraged to vote your shares as instructed in the Notice of Internet Availability of Proxy Materials. Shares represented by properly executed methods, and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting as directed in the proxy. If no directions are specified, such proxies will be voted FOR each of the proposals described in this proxy statement and in the best judgment of the proxy holders as to other matters that may properly come before the Annual Meeting.

If your shares are held in the name of a bank or brokerage firm, your bank or broker will send you a separate package describing the procedures and options for voting your shares. You should follow the instructions provided by your bank or brokerage firm. On routine matters, such as the ratification of the appointment of our independent registered public accounting firm, your broker will vote your shares for you at his or her discretion if you do not instruct your broker how to vote. For non-routine matters, which include all other matters to be voted upon at the Annual Meeting, your broker may not vote your shares without specific voting instructions from you.

Revocation.    Any stockholder giving a proxy has the power to revoke the proxy, or change the proxy, at any time before the proxy is voted at the Annual Meeting by (i) re-voting online at www.proxyvote.com, (ii) sending another properly executed proxy bearing a later date or a written notice of revocation of the proxy to Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503 or (iii) voting in person at the Annual Meeting.

Cost of Proxy Solicitation.    Our Board of Directors is soliciting the proxies. We will bear the entire cost of this proxy solicitation. We have retained the services of Georgeson, Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. Georgeson, Inc. may solicit proxies by personal interview, mail, telephone, facsimile, email or otherwise. We will pay Georgeson, Inc. its customary fee, estimated to be approximately $20,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We may also reimburse brokers, custodians, nominees and other fiduciaries for normal handling charges incurred for forwarding proxy materials to beneficial owners. Solicitation of proxies may be made personally or by mail or telephone by our directors, officers and other employees, who will receive no additional compensation for such services.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors (the "Board") currently consists of eight members divided into three classes, with each director elected to a three-year term. Class I consists of Ronald L. Frasch and Gregg S. Ribatt, whose terms will expire at the annual meeting to be held in 2015. Class II consists of Raymond D. Croghan, Peter A. Jacobi and Doreen A. Wright, whose terms will expire at the annual meeting to be held in 2016. Class III consists of Thomas J. Smach, Prakash A. Melwani and John P. McCarvel, whose terms will expire at the Annual Meeting, except for Mr. McCarvel, whose resignation from his position as our President, Chief Executive Officer and director will become effective on April 30, 2014. As such, Mr. McCarvel has not been nominated for re-election at the Annual Meeting. Under our amended and restated bylaws, each of our directors holds office until his or her successor has been elected and qualified or until such director's earlier resignation or removal.

On January 27, 2014, we issued to Blackstone Capital Partners VI L.P. ("Blackstone") and certain of its permitted transferees, an aggregate of 200,000 shares of our convertible preferred stock for an aggregate purchase price of $198 million, or $990 per share, pursuant to an Investment Agreement between us and Blackstone, dated December 28, 2013 (as amended, the "Investment Agreement"). The Investment Agreement grants Blackstone certain rights to designate directors to serve on the Board. For so long as Blackstone and its permitted transferees (i) beneficially own at least 95% of the convertible preferred stock or the as-converted common stock purchased pursuant to the Investment Agreement or (ii) maintain beneficial ownership of at least 12.5% of our outstanding common stock (the "Two-Director Threshold"), Blackstone will have the right to designate for nomination two directors to the Board. For so long as Blackstone and its permitted transferees beneficially own shares of convertible preferred stock or the as-converted common stock purchased pursuant to the Investment Agreement that represent less than the Two-Director Threshold but more than 25% of the number of shares of the as-converted common stock purchased pursuant to the Investment Agreement, Blackstone will have the right to designate for nomination one director to the Board.

Effective January 27, 2014, two prior members of the Board, W. Stephen Cannon and Jeffrey H. Margolis, resigned from the Board, and the Board appointed Messrs. Melwani and Ribatt to serve as a Class III director and a Class I director, respectively, to fill the vacancies on the Board resulting from the resignations of Messrs. Cannon and Margolis. Messrs. Melwani and Ribatt were designated by

Blackstone for election to the Board in accordance with the terms of the Investment Agreement. Blackstone has designated Mr. Melwani for nomination for re-election as a Class III director at the Annual Meeting.

At each annual meeting of stockholders, the successors to directors whose terms expire at such meeting will be elected, or such directors will be re-elected, and will serve from the time of election and qualification until the third annual meeting following their election or until their successors are duly elected and qualified. The current authorized number of directors is eight. The authorized number of directors may be changed by resolution of the Board, subject to the terms of the Investment Agreement and the certificate of designations of the convertible preferred stock. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the Board can be filled by resolution of the Board.

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Messrs. Smach and Melwani for re-election as Class III directors to serve for a three-year term expiring at the 2017 annual meeting of stockholders.

A stockholder cannot vote for more than two nominees. Each of the director nominees has consented to serve for a three-year term. We do not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or will not serve for any reason, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as the Board may recommend.

Class III Director Nominees

Thomas J. Smach (Class III), age 53, has served as the Chairperson of the Board since June 2011, prior to which he was a member of the Board since April 2005. Mr. Smach is currently a co-founding partner of Riverwood Capital Management, a private equity firm. From January 2005 to June 2008, Mr. Smach served as the Chief Financial Officer of Flextronics International ("Flextronics"), a NASDAQ-listed electronics manufacturing services (EMS) provider. From April 2000 to December 2004, Mr. Smach served as Senior Vice President—Finance of Flextronics. From 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of The Dii Group, Inc., an EMS provider and publicly-traded company that merged with Flextronics in early 2000 ("The Dii Group"). Mr. Smach also served on the Board of Directors of Lighting Science Group Corporation from 2012 until February 2014. Mr. Smach is a certified public accountant. Mr. Smach has extensive accounting and financial management experience having served as the chief financial officer of global public companies. In addition, Mr. Smach has significant experience with international manufacturing and business from his leadership positions at Flextronics. This experience is useful as we continue to expand our international operations. Mr. Smach is also well versed in SEC compliance and risk oversight, which makes him particularly well suited to serve as the chairperson of the Audit Committee and as the Board's Chairperson.

Prakash A. Melwani (Class III), age 55, is a Blackstone director designee and has served as a member of the Board since January 2014. Mr. Melwani is a Senior Managing Director at Blackstone Group, L.P. and is based in New York. He is the Chief Investment Officer of the Private Equity Group and chairs each of its Investment Committees. Since joining Blackstone in 2003, Mr. Melwani has led Blackstone's investments in Kosmos Energy, Foundation Coal, Texas Genco, Ariel Re, Pinnacle Foods, RGIS Inventory Specialists and Performance Food Group. Before joining Blackstone, Mr. Melwani was a founding partner of Vestar Capital Partners and served as its Chief Investment Officer. Prior to that, he was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London. Mr. Melwani received a First Class Honors degree in Economics from Cambridge University, England, and an MBA with High Distinction from the Harvard Business

School, where he graduated as a Baker Scholar and a Loeb Rhodes Fellow. Mr. Melwani serves as a Director of Acushnet Company, Kosmos Energy, Performance Food Group, Pinnacle Foods, RGIS Inventory Specialists and Blackstone strategic partner, Patria. Mr. Melwani's significant knowledge and expertise in finance, business, and strategic investments provide a valuable perspective to the Board. In addition, Mr. Melwani brings to the Board extensive leadership experience through his service on the boards of various companies, including other public companies in the consumer goods industry.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE-NAMED NOMINEES FOR DIRECTOR.

Information About Continuing Directors

Ronald L. Frasch (Class I), age 65, has served as a member of the Board since October 2006 and as our Lead Director since November 2012. Since February 2014, Mr. Frasch has served as Operating Partner at Castanea Partners, a private equity firm. Mr. Frasch served as President and Chief Merchandising Officer of Saks Fifth Avenue, a division of Saks, Incorporated, a NYSE-listed luxury fashion retailer, from February 2007 until the merger of Saks, Incorporated with Hudson's Bay Company in November 2013. From November 2004 until January 2007, he held the post of Vice Chairperson and Chief Merchant of Saks Fifth Avenue. From January 2004 to November 2004, he was employed by Saks in a non-executive capacity. From April 2000 to January 2004, Mr. Frasch served as Chairperson and Chief Executive Officer of Bergdorf Goodman (a subsidiary of Neiman Marcus Group, Inc.) and served as President of GFT North America (a subsidiary of Gruppo GFT, based in Turin, Italy, a global producer, marketer and distributor of fine men's and women's clothing, sportswear and furnishings) from 1996 to 2000. Mr. Frasch also served as President and Chief Executive Officer of Escada USA from 1994 to 1996. Mr. Frasch has extensive executive expertise in the fashion retail industry, demonstrated by his recent position at Saks Fifth Avenue. Mr. Frasch's experience and insight into this industry is invaluable to the Board and management in understanding the consumer retail and fashion industry, including current buying trends by our wholesale customers.

Gregg S. Ribatt (Class I), age 46, is a Blackstone director designee and has served as a member of the Board since January 2014. Mr. Ribatt currently serves as the interim Chief Executive Officer of Spanx Inc., one of the leading global shapewear, apparel and accessory companies, and has served in such capacity since February 2014. From January 2008 to January 2013, Mr. Ribatt was the President and Chief Executive Officer of the Performance + Lifestyle Group (formerly, The Stride Rite Corporation) of Collective Brands, Inc., a branded lifestyle footwear company. The Performance + Lifestyle Group included the Sperry Top-Sider, Saucony, Keds and Stride Rite brands. The Performance & Lifestyle Group was acquired by Wolverine Worldwide in October 2012. Before joining Collective Brands, Mr. Ribatt served as President and Chief Executive Officer of Stuart Weitzman Holdings LLC. Mr. Ribatt's prior experience also includes thirteen years with Bennett Footwear Group, where he was Executive Vice President & Chief Operating Officer. Bennett was a leading women's fashion footwear company, which included the Franco Sarto, Via Spiga, and Etienne Aigner brands. Mr. Ribatt holds a Bachelor of Arts from Wesleyan University and a Masters of Business Administration from The University of Chicago. Mr. Ribatt's extensive experience in senior management roles at large branded footwear companies provides the Board and management with invaluable insights into the global footwear industry. In addition, Mr. Ribatt brings leadership experience and vast knowledge in international footwear brands and consumer retail operations.

Raymond D. Croghan (Class II), age 64, has served as a member of the Board since August 2004. Since 1999, Mr. Croghan has been retired. From 1991 to 1999, Mr. Croghan managed Croghan & Associates, Inc., a healthcare information technology consulting firm, which merged with Margolis Health Enterprise to form The TriZetto Group. Mr. Croghan currently serves on the boards of directors of several privately-held companies. Mr. Croghan has successfully operated and grown private companies and has served on the boards of several companies in a variety of industries. His experience successfully operating companies in different industries provides us with a unique perspective as does his board experience. In addition, Mr. Croghan is our longest serving director and has extensive knowledge of our company and its operations.

Peter A. Jacobi (Class II), age 70, has served as a member of the Board since October 2008. Mr. Jacobi was employed by Levi Strauss & Company ("Levi Strauss"), a jeans and casual wear manufacturer, from 1970 until his retirement in 1999. During his 29 years of tenure at Levi Strauss, Mr. Jacobi held various senior level positions, including President of the Men's Jeans Division, President of Global Sourcing, President of Levi Strauss International, and from 1996 until his retirement, President and Chief Operating Officer. Mr. Jacobi has extensive executive experience in the apparel industry gained through his tenure at Levi Strauss. The apparel industry is similar and complementary to the footwear industry and Mr. Jacobi has provided us significant insights from this industry. In addition, Levi Strauss is an established international brand. Mr. Jacobi's experience with a global brand has helped us as we continue to build our brand internationally.

Doreen A. Wright (Class II), age 57, has served as a member of the Board since June 2011 prior to which she served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc. Prior to that, from 1995 to 1998 Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America, and held various positions with American Express Company, Bankers Trust Corporation and Merrill Lynch & Co. Since 2009, Ms. Wright has served on the Board of Directors of Dean Foods Company, a leading food and beverage company. She also serves on the Board of the WhiteWave Foods Company, a U.S. and European organic and plant based food and beverage company. She also serves on the Board of New Hope Arts, Inc., a regional nonprofit arts center. In addition, Ms. Wright served on the Board of Directors of Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee; The Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee. Ms. Wright brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on audit, compensation and corporate governance committees.

Information About Mr. McCarvel

John P. McCarvel (Class III), age 57, has served as our President and Chief Executive Officer and as a director since March 2010. On December 27, 2013, Mr. McCarvel resigned as our President, Chief Executive Officer and a director, effective upon the earlier to occur of (i) April 30, 2014 or (ii) the Board's appointment of his successor as Chief Executive Officer. Prior to serving as our President and Chief Executive Officer, Mr. McCarvel served as our Chief Operating Officer and Executive Vice President from February 2007 to March 2010, as our Senior Vice President—Global Operations from October 2005 to February 2007 and as our Vice President—Asian & Australian Operations from January 2005 to September 2005, after providing consulting services to us during 2004. From October 2001 to January 2005, Mr. McCarvel served as Vice President for the Design, Test and Semiconductor division of Flextronics, where he was responsible for building Flextronics' engineering infrastructure in Asia and growing Flextronics' business in the region. From 1999 to October 2001, he served as President of U.S. Operations and Senior Vice President of Worldwide Sales and Marketing for Singapore Technology Assembly Test Services Ltd., a semiconductor services company. He previously worked in executive level positions with Micron Custom Manufacturing Services, Inc., a manufacturer of electronic products for computing and digital applications, and The Dii Group. Mr. McCarvel has served us as an executive since 2005. He has been our Chief Operating Officer and has extensive knowledge of our day-to-day operations along with a strategic vision as our Chief Executive Officer. Mr. McCarvel's leadership, extensive knowledge of our business and previous manufacturing expertise has provided significant value and insights to the Board.

CORPORATE GOVERNANCE

We are committed to maintaining sound corporate governance practices. The Board has formalized several policies, procedures and standards of corporate governance, including our Corporate Governance Guidelines, some of which are described below. We continue to monitor best practices and legal and regulatory developments with a view to further revising our governance policies and procedures, as appropriate.

Corporate Governance Guidelines.    Since 2005, the Board has had in place a set of governance guidelines, the Crocs, Inc. Corporate Governance Guidelines, which are designed to assure the continued vitality of the Board and excellence in the execution of its duties. Our Corporate Governance Guidelines establish the practices and procedures of the Board with respect to board composition and member selection, board independence, board meetings and involvement of senior management, management succession planning, board committees and the evaluation of senior management and the Board. The Board periodically reviews our Corporate Governance Guidelines and updates them as necessary to reflect improved corporate governance practices and changes in regulatory requirements. A copy of our Corporate Governance Guidelines is available on our website at www.crocs.com.

Majority Vote Director Resignation Policy.    In addition, our Corporate Governance Guidelines contain a Director Resignation Policy. Under this policy, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election is required to offer his or her resignation to the Board following certification of the stockholder vote. Within 90 days following the certification of the vote, the independent directors on the Board would consider the offer of resignation and determine whether to accept or reject the tendered resignation. This policy does not apply in contested elections.

Director Independence.    NASDAQ listing standards require that the Board consist of a majority of independent directors. The Board has determined that all of the current non-management members of the Board (Messrs. Croghan, Frasch, Jacobi, Melwani, Ribatt, and Smach and Ms. Wright) are independent directors as defined by NASDAQ listing standards.

The Board makes a determination regarding the independence of each director annually based on relevant facts and circumstances. Applying the standards and independence criteria defined by the NASDAQ listing standards, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. In making its determination of Mr. Melwani's independence, the Board considered Mr. Melwani's role as a Senior Managing Director of the Blackstone Group. In making its determination of Mr. Ribatt's independence, the Board considered the fact that, in connection with our issuance of convertible preferred stock to Blackstone in January 2014, Mr. Ribatt, as a permitted transferee of Blackstone, purchased from us 1,000 shares of such convertible preferred stock for an aggregate purchase price of $990,000.

The independent directors of the Board regularly hold executive sessions without members of management present.

Communicating with Directors.    Stockholders who wish to communicate with the Board or with specified individual directors may do so by mailing such written communication to: Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503. The Corporate Secretary will review all correspondence and will forward to the Board or an individual director a summary of the correspondence received and copies of correspondence that the Corporate Secretary determines requires the attention of the Board or such individual director. The Board and any individual director may at any time request copies and review all correspondence received by the Corporate Secretary that is intended for the Board or such individual director.

Board Leadership.    The Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in our best interests to make that determination based on current circumstances. The Board has determined that an independent director serving as Chairperson is in the best interests of our stockholders at this time. This structure ensures a greater role of independent directors in the active oversight of our business, including risk management oversight, and in setting agendas and establishing Board priorities and procedures. This structure also allows the Chief Executive Officer to focus to a greater extent on the management of our day-to-day operations.

In addition, in November 2012, the Board named Mr. Frasch as its Lead Director. The Lead Director will preside at all meetings of the Board at which the Chairman is not present and will perform other duties assigned to him by the Chairman from time to time.

Risk Oversight.    The full Board is actively involved in oversight of risks that could affect us. The Board implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The Audit Committee oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems. The Audit Committee regularly interacts with the Company's accounting and legal personnel, our Vice President of Internal Audit and our outside auditors in fulfillment of this oversight function. The Compensation Committee oversees risks relating to our compensation plans and programs. The Compensation Committee has reviewed and considered our compensation policies and programs in light of the Board's risk assessment and management responsibilities and will do so in the future on an annual basis. The Compensation Committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. The Compensation Committee also, on at least an annual basis, considers and evaluates the independence and potential conflicts of interest of its advisors, including our compensation consultant, Towers Watson.

The Chief Legal and Administrative Officer serves as our chief compliance officer and chairs an inter-disciplinary Compliance Council which is charged with assessing and managing our legal and other compliance obligations on a global basis. The Chief Legal and Administrative Officer regularly reports to the Audit Committee, and the full Board as appropriate, regarding our legal and compliance obligations.

The Vice President of Internal Audit coordinates the day-to-day risk management process and reports directly to the Audit Committee and to the Chief Financial Officer. The Vice President of Internal Audit performs a risk assessment annually, and updates the Audit Committee at least quarterly regarding our risk analyses, assessments, risk mitigation strategies and activities. The Vice President of Finance Administration updates the Audit Committee at least annually, or more frequently as needed, regarding our directors and officers insurance coverage and on matters regarding certain financial risks.

Code of Business Conduct and Ethics and Committee Charters.    We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees, including our principal executive, financial and accounting officers. The Amended and Restated Code of Business Conduct and Ethics is posted on our website at www.crocs.com. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics that apply to our directors and principal executive, financial and accounting officers by posting such information on our website. The Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter and Business Systems Steering Committee Charter are also available on our website at www.crocs.com. Any person may request a copy of the Code of Business Conduct and Ethics or committee charters free of charge by submitting a written request to: Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During 2013, the Board met eight times, and all directors who served during 2013 attended 75% or more of the Board's meetings and the meetings of the Board committees on which they served. We encourage, but do not require, our directors to attend the annual meeting of stockholders. Messrs. Cannon, Frasch, Jacobi, Margolis, McCarvel, and Smach and Ms. Wright attended our 2013 Annual Meeting of Stockholders.

Board Committees.    The Board has the authority to appoint committees to perform certain management and administrative functions and has established the following committees.

Audit Committee.    Messrs. Smach (Chairperson), Frasch, Cannon and Margolis served as the members of the Audit Committee during 2013. The Audit Committee met eight times in 2013. Effective January 27, 2014, Messrs. Cannon and Margolis resigned from their service on the Audit Committee, and Mr. Jacobi was appointed as a new member of the Committee. The functions of the Audit Committee include oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the performance, qualifications and independence of our independent auditors and the performance of our internal audit function. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. The purpose and responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Audit Committee Charter can be found on our website at www.crocs.com.

All of the members of the Audit Committee are independent, as determined in accordance with NASDAQ listing standards applicable to Audit Committee members and relevant federal securities laws and regulations. The Board has determined that Mr. Smach qualifies as an "audit committee financial expert" as defined by the applicable regulations of the SEC.

Compensation Committee.    Ms. Wright (Chairperson), Messrs. Croghan and Jacobi served as the members of the Compensation Committee during 2013. The Compensation Committee met six times in 2013. Effective January 27, 2014, Mr. Melwani became a member of the Compensation Committee, and Mr. Jacobi's membership on the Committee terminated. The Compensation Committee has overall responsibility for defining, articulating, evaluating and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee is also responsible for approving our Compensation Discussion and Analysis for inclusion in this proxy statement. The purpose and responsibilities of our Compensation Committee are set forth in the Compensation Committee Charter, which can be found on our website at www.crocs.com. All of the members of the Compensation Committee are independent, as determined in accordance with NASDAQ listing standards applicable to Compensation Committee members and relevant federal securities laws and regulations.

Pursuant to its charter, the Compensation Committee has the authority to, among other things: (i) establish, monitor and approve our overall compensation and benefits strategy and philosophy; (ii) review and approve annually corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and to approve the Chief Executive Officer's compensation; (iii) oversee management's decisions concerning the performance and compensation of other executive officers; (iv) oversee the compensation and benefits structure for our employees generally; (v) review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; (vi) supervise the administration of our equity-based incentive plans, including the authorization of equity grants under such plans; (vii) review and recommend to the Board the terms of written employment agreements, post-employment consulting agreements and severance arrangements for executive officers; (viii) assist the Board in developing and evaluating potential candidates for executive officer positions and oversee the development of succession plans for executive officers; (ix) review and recommend to the Board compensation to be paid to our outside directors; and (x) review and evaluate the relationship between our incentive compensation arrangements and our corporate strategy and risk management policies and practices.

The Compensation Committee sets the Chief Executive Officer's compensation. The Compensation Committee also reviews the recommendations of the Chief Executive Officer with respect to compensation of the other named executive officers and, after reviewing such recommendations, sets the compensation of the other named executive officers. The Compensation Committee relies on its judgment when making compensation decisions after reviewing our performance and evaluating each executive's performance against established goals, leadership ability and responsibilities, and current compensation arrangements. When evaluating total compensation for each of our executive officers, the Compensation Committee reviews the executive officer's current compensation, including equity and non-equity-based compensation. The Compensation Committee also evaluates surveys and other available data regarding the executive compensation programs of comparative companies. The compensation program for executive officers and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances. See "Risk Oversight" (above) for the Compensation Committee's evaluation of our compensation program risk.

In 2013, the Compensation Committee engaged an outside independent compensation consultant, Towers Watson, to provide an evaluation of the 2013 executive bonus plan, long-term incentives and other executive compensation matters. Please see "Compensation Discussion and Analysis" for further description of the role of the Compensation Committee. Towers Watson does not provide any services to management and had no prior relationship with management prior to the engagement. Prior to engaging Towers Watson, the Compensation Committee considered the independence of Towers Watson in accordance with the terms of the Compensation Committee Charter. The Committee determined that Towers Watson was independent and did not identify any conflicts of interest.

Nominating and Governance Committee.    Messrs. Cannon (Chairperson), Frasch, and Smach served as the members of the Nominating and Governance Committee during 2013. The Nominating and Governance Committee met two times in 2013. Effective January 27, 2014, Mr. Cannon resigned from his service on the Nominating and Governance Committee, Mr. Melwani was appointed as a new member of the Committee, and Mr. Frasch was appointed as the new Chairperson of the Committee. The Nominating and Governance Committee assists the Board in promoting our best interests and that of our stockholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Nominating and Governance Committee identifies individuals qualified to become board members and recommends to the Board the director nominees for election at each annual meeting of stockholders. It also reviews the qualifications and independence of the members of the Board and its various committees and makes any recommendations the Nominating and Governance Committee members may deem appropriate concerning any changes in the composition of the Board and its committees. The Nominating and Governance Committee also recommends to the Board the corporate governance guidelines and standards regarding the independence of outside directors applicable to us and reviews the provisions of the Nominating and Governance Committee Charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any applicable legal or regulatory requirements and the NASDAQ listing standards. The Nominating and Governance Committee also monitors and leads the Board in its annual review of the Board's performance.

The purpose and responsibilities of our Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter. The Nominating and Governance Committee Charter can be found on our website at www.crocs.com. All of the members of the Nominating and Governance Committee are independent, as determined in accordance with the NASDAQ listing standards.

Director Nomination Process and Director Qualifications.    Except with respect to director nominees designated by Blackstone pursuant to the Investment Agreement, as described above, the Nominating and Governance Committee's process for identifying potential director candidates and the factors considered by the Committee in evaluating potential candidates are described below. In identifying potential director candidates, the Nominating and Governance Committee relies on recommendations from a number of sources, including current directors and officers. The Nominating and Governance Committee may also hire outside consultants, search firms or other advisors to assist in identifying director candidates. The Nominating and Governance Committee will consider director candidates recommended by stockholders on the same basis as it considers other candidates. Any stockholder wishing to recommend a candidate for consideration by the Nominating and Governance Committee may do so by submitting a written recommendation to the Nominating and Governance Committee in accordance with the procedures set forth under "Stockholder Proposals and Nominations for 2015 Annual Meeting."

In evaluating a candidate for director, our Nominating and Governance Committee considers, among other things, the candidate's judgment, knowledge, integrity, diversity, expertise and business and industry experience, and other expertise, which are likely to enhance the Board's ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees but the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. The Nominating and Governance Committee also takes into account independence requirements imposed by law or regulations (including the NASDAQ listing standards). In the case of director candidates recommended by stockholders, the Nominating and Governance Committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

Business Systems Committee.    Messrs. McCarvel (Chairperson), Croghan, Margolis, and Jacobi and Ms. Wright served as the members of our Business Systems Committee (formerly, the IT Steering Committee) during 2013. The Business Systems Committee met six times in 2013. Effective January 27, 2014, Mr. Margolis resigned from his service on the Business Systems Committee, and Ms. Wright was appointed as the new Chairperson of the Committee. The Business Systems Committee oversees major information technology ("IT") related strategies, projects and technology architecture decisions. The Business Systems Committee also monitors whether our IT programs effectively support our business objectives and strategies and reports to the Board on IT related matters. The Business Systems Committee is also tasked with evaluating our significant IT strategies. The purpose and responsibilities of the Business Systems Committee are set forth in its charter, which can be found on our website at www.crocs.com.

Search Committee.    Pursuant to the terms of the Investment Agreement, the Board formed a special search committee (the "Search Committee") and has granted to the Search Committee the sole power and authority to identify, consider, assess, evaluate, research, and recommend individual nominees for the position of Chief Executive Officer to replace Mr. McCarvel. Any recommendation from the Search Committee with respect to a Chief Executive Officer nominee requires the unanimous consent of the members of the Search Committee, and the Board may not appoint a new Chief Executive Officer without the recommendation of the Search Committee. The final candidate will be reviewed and appointed by the full Board. Messrs. Smach, Frasch, Jacobi, and Melwani are the current members of the Search Committee.

EXECUTIVE OFFICERS

In addition to John McCarvel, our President and Chief Executive Officer, whose biographical information is disclosed above under "Election of Directors," our executive officers as of March 31, 2014 include the following individuals:

Name	Age	Position(s)
Daniel P. Hart	55	Executive Vice President, Chief Legal and Administrative Officer
Jeffrey J. Lasher	50	Senior Vice President—Finance, Chief Financial Officer
Scott E. Crutchfield	53	Chief Operating Officer

Daniel P. Hart has served as our Executive Vice President, Chief Legal and Administrative Officer since January 2010. From June 2009 through December 2009, he served as our Executive Vice President of Administration and Corporate Development. Prior to joining us, Mr. Hart was employed by Océ North America, a digital printing and document management division of Océ, N.V., a manufacturing and engineering company publicly traded on the Euronext Amsterdam stock exchange, where he served as Senior Vice President and General Counsel from 2006 to 2009. From 2004 to 2006, Mr. Hart served as Senior Vice President—General Counsel and Human Resources for Invensys Controls, a global manufacturing and engineering operation within Invensys plc, a public U.K. conglomerate. From 2002 to 2004, Mr. Hart served as Chief Staff Officer for the Development Division of Invensys, a large portfolio of disposal companies within Invensys plc. Previously, Mr. Hart's experience included service in senior legal positions at Dictaphone Corporation and Brooke Group Ltd. and private legal practice in New York City.

Jeffrey J. Lasher has served as our Senior Vice President-Finance and Chief Financial Officer since April 2011. From January 2011 to March 2011, Mr. Lasher served as our principal accounting officer and interim principal financial officer. From June 2009 to January 2011, he served as our Corporate Controller and Chief Accounting Officer. Prior to joining us, Mr. Lasher was a Senior Consultant for Connelly Consulting, a privately-held financial services company, from October 2008 to June 2009. From December 2005 to September 2008, he was the Vice President—Corporate Controller for Corporate Express Inc., a publicly-held business supplies and equipment company. Mr. Lasher was also the Vice President—Finance of AutoNation, Inc., a publicly-held automotive retail company, from December 2000 to December 2005.

Scott E. Crutchfield has served as our Chief Operating Officer since September 2012 and was our Senior Vice President of World Wide Operations since May 2010. From February 2006 to May 2010, he served as our Vice President for Worldwide Operations. Prior to joining us, he served as Senior Director, U.S. and South America Operations for Jabil Circuit, a publicly-held design and manufacturing company from May 2004 to January 2006. Mr. Crutchfield was also Vice President, General Manager Central/Eastern U.S. and South America for Flextronics from March 2000 to April 2004. Previously, Mr. Crutchfield also held senior leadership positions at Dovatron International, a subsidiary of the Dii Group, and at Square D, a subsidiary of Schneider Electric. Mr. Crutchfield served as the Chairman of the Board of Directors of Biostem U.S. Corporation, a hair transplant and regrowth technology company, until July 2013.

BENEFICIAL OWNERSHIP OF OUR SECURITIES

Ownership by Our Directors, Executive Officers and Greater than 5% Stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock and convertible preferred stock as of March 31, 2014 by:

  •
  each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our outstanding common stock or convertible preferred stock;

  •
  each current director or nominee;

  •
  each of the named executive officers listed in the Summary Compensation Table below; and

  •
  all directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing a person's percentage ownership of common stock, (a) shares of common stock subject to options or restricted stock units held by that person that are currently exercisable, or exercisable (or, in the case of restricted stock units, scheduled to vest and settle) within 60 days after March 31, 2014, and (b) shares of common stock into which shares of convertible preferred stock are convertible, are deemed to be outstanding and beneficially owned by that person. None of these shares, however, are deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage ownership is based on 87,888,964 shares of our common stock and 200,000 shares of our convertible preferred stock outstanding on March 31, 2014. Unless otherwise indicated below, the address for each director and named executive officer listed below is in care of Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

	Common Stock		Series A Convertible Preferred Stock
Name of Beneficial Owner	Shares	Percent	Shares	Percent
5% Stockholders:
Blackstone Capital Partners VI L.P.(1)	2,479	*	200,000	100%
Blackrock, Inc.(2)	7,923,707	9.02%	—	—
The Vanguard Group, Inc.(3)	5,297,784	6.03%	—	—
Royce & Associates, LLC(4)	6,449,288	7.34%	—	—
S.A.C. Capital Advisors, L.P. and associates(5)	4,808,630	5.47%	—	—
Directors:
Peter A. Jacobi(6)	62,125	*	—	—
Thomas J. Smach(7)	91,142	*	—	—
Raymond D. Croghan(8)	68,162	*	—	—
Prakash A. Melwani	—	*	—	—
Gregg S. Ribatt(9)	2,479	*	1,000	*
Ronald L. Frasch	44,300	*	—	—
Doreen A. Wright(10)	16,006	*	—	—
Officers:
John P. McCarvel(11)	350,906	*	—	—
Daniel P. Hart(12)	139,289	*	—	—
Jeffrey J. Lasher(13)	94,005	*	—	—
Scott E. Crutchfield(14)	113,248	*	—	—
All current directors and executive officers as a group (11 persons)(15)	981,662	1.12%	1,000	*

*
Less than 1%

(1)
Reflects 198,503 shares of Preferred Stock directly held by Blackstone Capital Partners VI L.P. ("BCP VI") and 497 shares of Preferred Stock directly held by Blackstone Family Investment Partnership VI-ESC L.P., and 2,479 shares of Common Stock directly held by Blackstone Management Partners L.L.C., an indirect subsidiary of The Blackstone Group L.P. Also reflects 1,000 shares of Preferred Stock held directly by Mr. Ribatt that BCP VI may be deemed to beneficially own pursuant to an Assignment and Assumption Agreement between Gregg S. Ribatt and BCP VI.

Blackstone Management Associates VI L.L.C. is the general partner of BCP VI. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C. BCP VI Side-by-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership VI-ESC L.P. Blackstone Holdings III L.P. is the managing member of BCP VI Side-by-Side GP L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the sole member of Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone's senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities (other than BCP VI, Blackstone Family Investment Partnership VI-ESC L.P. and Blackstone Management Partners L.L.C. to the extent of each of their direct holdings) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by BCP VI, Blackstone Family Investment Partnership VI-ESC L.P. and Blackstone Management Partners L.L.C. to the extent directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)
Based solely on a Schedule 13G/A filed with the SEC on January 28, 2014. The address for Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.

(3)
Based solely on a Schedule 13G/A filed with the SEC on February 12, 2014. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based solely on a Schedule 13G filed with the SEC on January 8, 2014. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2014. The address of the principal business office for (i) S.A.C. Capital Advisors, L.P., SAC. Capital Advisors, Inc., and Steven A. Cohen is 72 Cummings Point Road, Stamford CT 06902; and (ii) Sigma Management is 510 Madison Avenue, New York, NY 10022.

(6)
Shares beneficially owned include 60,011 shares held in trust by Peter A Jacobi & Mary Louise Jacobi Living Trust.

(7)
Shares beneficially owned include (i) 7,500 shares subject to options exercisable within 60 days of March 31, 2014; (ii) 50,337 Restricted Stock Units that become immediately vested upon the earlier of Mr. Smach's separation of service from the Board or a change in control of us; and (iii) 4,400 shares held as custodian for Mr. Smach's two children under the New York Uniform Gifts to Minors Act. Mr. Smach exercises voting and investment power over the shares.

(8)
Shares beneficially owned include an aggregate of 4,960 shares of common stock beneficially owned by two trusts for the benefit of Mr. Croghan's two daughters. Mr. Croghan's spouse is the trustee of both trusts and she exercises sole voting and investment power over the shares. Mr. Croghan disclaims beneficial ownership of such shares

(9)
Includes 1,000 shares of Preferred Stock held directly by Mr. Ribatt that BCP VI may be deemed to beneficially own pursuant to an Assignment and Assumption Agreement between Mr. Ribatt and BCP VI.

(10)
Includes 6,039 Restricted Stock Units that become immediately vested upon the earlier of Ms. Wright's separation of service from the Board or a change in control of us.

(11)
Shares beneficially owned include 90,540 shares subject to options exercisable within 60 days of March 31, 2014 and 260,366 shares held jointly with his spouse.

(12)
Shares beneficially owned include 70,831 shares subject to options exercisable within 60 days of March 31, 2014.

(13)
Shares beneficially owned include 51,125 shares subject to options exercisable within 60 days of March 31, 2014.

(14)
Shares beneficially owned include 66,548 shares subject to options exercisable within 60 days of March 31, 2014.

(15)
Shares beneficially owned include 7,500 shares of common stock subject to options issued to directors and 279,044 shares of common stock subject to options issued to named executive officers that are exercisable or issuable within 60 days of March 31, 2014.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from certain of our officers and directors that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent stockholders under Section 16(a) were timely filed during the year ended December 31, 2013, except for one Form 4 for Mr. McCarvel relating to the cancellation of restricted stock awards and restricted stock units pursuant to the Separation Agreement entered into between us and Mr. McCarvel on December 27, 2013.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

Investment Agreement with Blackstone

On January 27, 2014, we issued to Blackstone and certain of its permitted transferees (together with Blackstone, the "Blackstone Purchasers"), 200,000 shares of our convertible preferred stock for an aggregate purchase price of $198 million, or $990 per share, pursuant to the Investment Agreement. In connection with the issuance of the convertible preferred stock (the "Closing") and pursuant to the Investment Agreement, we paid Blackstone a closing fee of $2 million and reimbursed Blackstone's transaction fees and expenses of approximately $4 million. As of March 31, 2014, the Blackstone Purchasers collectively owned all of our outstanding shares of convertible preferred stock and, on an as-converted basis, approximately 14% of our outstanding common stock.

As discussed above under "Proposal 1—Election of Directors," the Investment Agreement grants Blackstone certain rights to designate directors to serve on our Board. For so long as the Blackstone Purchasers (i) beneficially own at least 95% of our convertible preferred stock or the as-converted common stock purchased pursuant to the Investment Agreement or (ii) maintain beneficial ownership of at least 12.5% of the our outstanding common stock (the "Two-Director Threshold"), Blackstone will have the right to designate for nomination two directors to our Board. For so long as the Blackstone Purchasers beneficially own shares of our convertible preferred stock or the as-converted common stock purchased pursuant to the Investment Agreement that represent less than the Two-Director Threshold but more than 25% of the number of shares of the as-converted common stock purchased pursuant to the Investment Agreement, Blackstone will have the right to designate for nomination one director to our Board. The directors designated by Blackstone are entitled to serve on Board committees, subject to applicable law and stock exchange rules. Blackstone designated Messrs. Melwani and Ribatt for nomination to our Board.

Pursuant to the Investment Agreement, Blackstone is subject to certain standstill restrictions which restrict Blackstone from acquiring more than 25% of our outstanding common stock until the date on which Blackstone is no longer entitled to designate any directors to our Board. In addition, subject to certain customary exceptions, Blackstone is restricted from transferring any shares of the convertible preferred stock until the second anniversary of the Closing and, for so long as any convertible preferred stock is outstanding, may not transfer any shares of convertible preferred stock to certain of our competitors (as defined in the Investment Agreement) or holders of 25% or more of our common stock. Blackstone also has certain preemptive rights and information rights under the Investment Agreement, which are subject to certain conditions.

Certificate of Designations

Pursuant to the Certificate of Designations of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on January 24, 2014, which establishes the designations, preferences, and other rights of the convertible preferred stock:

  •
  The convertible preferred stock ranks senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution;

  •
  The Blackstone Purchasers are entitled to cumulative dividends payable quarterly in cash at a rate of 6% per annum of the stated value of $1,000 per share;

  •
  If we fail to make timely dividend payments to the holders of our convertible preferred stock, the dividend rate will increase to 8% per annum until such time as all accrued but unpaid dividends have been paid in full;

  •
  The Blackstone Purchasers are entitled to receive any dividends declared or paid on our common stock and are entitled to vote together with the holders of our common stock as a single class, in each case, on an as-converted basis;

  •
  The Blackstone Purchasers have certain limited special approval rights, including with respect to the issuance by us of pari passu or senior equity securities;

  •
  The Blackstone Purchasers may, at any time, require us to convert their shares of convertible preferred stock into shares of common stock at an implied conversion price of $14.50 per share, subject to certain adjustments;

  •
  At our election, all or a portion of the convertible preferred stock will be convertible into the relevant number of shares of common stock on or after the third anniversary of the Closing, if the closing price of the common stock equals or exceeds $29.00 for 20 consecutive trading days;

  •
  The conversion rate is subject to customary anti-dilution and other adjustments subject to certain share caps and other restrictions;

  •
  At any time after the eighth anniversary of the Closing, we will have the right to redeem, and the Blackstone Purchasers will have the right to require us to repurchase, all or any portion of the convertible preferred stock at 100% of the stated value, plus all accrued but unpaid dividends; and

  •
  Upon certain change of control events involving us, the Blackstone Purchasers can require us to repurchase their shares of convertible preferred stock at 101% of the stated value plus all accrued but unpaid dividends.

Registration Rights Agreement

In connection with the Closing, we and the Blackstone Purchasers entered into a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which we have agreed to provide to the Blackstone Purchasers certain customary demand and piggyback registration rights in respect of the shares of convertible preferred stock and any shares of common stock issued upon conversion of the convertible preferred stock. The Registration Rights Agreement contains customary terms and conditions, including certain customary indemnification obligations.

Policy on Transactions with Related Persons

Our Code of Business Conduct and Ethics requires that any transaction involving us in which one of our directors, nominees for director, executive officers, or greater than five percent stockholders, or one of the aforementioned's immediate family members (each, a "related person"), have a material interest be approved or ratified by the Audit Committee if the amount involved, when aggregated with the amount of all other transactions between the related person and us, exceeds $100,000 in a fiscal year. The full Board reviews ordinary course of business transactions in which directors have an interest as part of the Board's annual director independence review, and our Code of Business Conduct and Ethics permits the full Board to waive any conflicts of interest between us and any director or officer. In determining whether to approve or ratify any such transaction, the Audit Committee must consider, in addition to other factors it deems appropriate, whether the transaction is on terms no less favorable to us than those involving unrelated parties. The full Board approved each of the transactions disclosed above.

Director and Officer Indemnification

We have entered into agreements to indemnify certain directors and executive officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

DIRECTOR COMPENSATION

Non-employee directors are compensated with a combination of an annual retainer and fees for serving on committees, paid in cash or restricted stock at the director's election, and annual equity grants. Directors who are employees of the Company are not eligible to receive this compensation. Directors do not receive additional fees for attendance at meetings. The following describes amounts payable to our non-employee directors under our director compensation program. Non-employee directors designated by Blackstone under the Investment Agreement are entitled to receive the standard compensation for non-employee directors; however, such compensation may be paid to Blackstone or its designee, pursuant to the terms of the Investment Agreement.

Retainer Fees.    The Chairman of the Board receives an annual retainer fee of $150,000 and the Lead Director receives $130,000. The other non-employee directors receive an annual retainer fee of $100,000. Directors who serve as chairpersons of Board committees receive additional retainer fees, as follows: Audit Committee $50,000; Compensation Committee $30,000; Nominating and Governance Committee $10,000; and the Business Systems Committee $35,000. Directors who serve as non-chair members of Board committees receive additional annual retainer fees for committee service, as follows: Audit Committee $20,000; Compensation Committee $20,000; Nominating and Governance Committee $5,000; and Business Systems Committee $20,000. These annual retainer fees are denominated in cash and payable in quarterly installments unless the director elects to be paid in shares of restricted stock or a combination of cash and restricted stock. The number of shares of restricted stock is determined based on the fair market value of our common stock on the date the retainer is payable. The restricted stock vests in four successive quarterly installments from the issuance date. During 2013, Messrs. Croghan and Jacobi elected to receive all their annual retainer fees in restricted stock. Ms. Wright and Messrs. Cannon, Margolis, and Smach elected to receive their annual retainer fees in cash. Mr. Frasch elected to receive his annual retainer fees in a combination of stock and cash.

Equity Awards.    Directors receive annual equity awards for Board service consisting of a grant of $150,000 of our common stock for the Chairman of the Board and a grant of $100,000 of our common stock for each of our other non-employee directors. Rather than this common stock grant, directors can elect to receive restricted stock that vests upon their cessation of service on the Board. The number of shares of common stock was determined based on the fair market value of our common stock on the date of grant. The annual equity compensation for the Chairman of the Board also consists of an option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of the shares on the date of grant. This option vests and becomes exercisable in four equal installments on the respective dates of each of the four annual meetings of stockholders following the year of grant. In addition, the Chairman of the Board received a special one-time grant of restricted stock units and options during 2013 in recognition for his additional service relating to the transaction with Blackstone and other additional service to the Company. Mr. Smach elected to defer the vesting of such restricted stock units until his cessation of service on the Board.

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees.

The table below summarizes the total compensation paid to each of our non-employee directors who served during the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
W. Stephen Cannon(2)	$115,000	$100,006	$—	$215,006
Raymond D. Croghan	—	240,021	—	240,021
Ronald L. Frasch	117,360	177,507	—	294,867
Peter A. Jacobi	—	240,021	—	240,021
Jeffrey H. Margolis(2)	140,000	100,006	—	240,006
Thomas J. Smach	180,000	646,800	461,034	1,287,834
Doreen A. Wright	$147,500	$100,006	$—	$247,506

(1)
Amounts reflect the aggregate grant date fair value of grants computed in accordance with stock-based accounting rules (Financial Standards Accounting Board ("FASB") Accounting Standards Codification ("ASC") Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used in to calculate these values are included in Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
Messrs. Cannon and Margolis resigned from the Board effective January 27, 2014.

As of December 31, 2013, each non-employee director who served during 2013 had the following number of stock options and unvested shares of restricted stock outstanding:

	Options Outstanding at December 31, 2013	Unvested Restricted Stock Awards Outstanding at December 31, 2013
W. Stephen Cannon	—	—
Raymond D. Croghan	—	4,228
Ronald L. Frasch	—	2,340
Peter A. Jacobi	—	4,228
Jeffrey H. Margolis	—	—
Thomas J. Smach	80,000	39,058
Doreen A. Wright	—	6,039

Director Ownership Guidelines

In June 2013, we modified the stock ownership guidelines for our directors. The guidelines require that each of our directors own shares of our common stock in an amount equal in value to a specified multiple (5x for the Chairman of the Board and 3x for all other directors) of such director's annual cash retainer for Board service (not including any retainers for service on Board committees), to be achieved by the fifth anniversary of (i) the adoption of the modified guidelines (for our existing directors) or (ii) the date of appointment for new directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about our executive compensation program as it relates to the following "named executive officers" whose compensation information is presented in the tables and accompanying narratives following this discussion:

  •
  John P. McCarvel, Chief Executive Officer and President

  •
  Jeffrey J. Lasher, Senior Vice President-Finance and Chief Financial Officer

  •
  Daniel P. Hart, Executive Vice President, Chief Legal and Administrative Officer

  •
  Scott E. Crutchfield, Chief Operating Officer

Mr. McCarvel has served as our Chief Executive Officer since early 2010 and led our turnaround strategy. On December 27, 2013, Mr. McCarvel resigned from his position as President, Chief Executive Officer and director effective upon the earlier to occur of April 30, 2014 and the Board's appointment of his successor as Chief Executive Officer. Details of his Separation Agreement can be found on page 27.

Executive Summary

2013 Business Performance.    Our results for 2013 reflect our overall focus on becoming the leading brand in casual lifestyle footwear and delivering shareholder value through the balanced global expansion of our direct-to-consumer markets and wholesale partners, innovative product development and strategic financial decisions. Despite ongoing macroeconomic challenges around the globe, we grew revenue by $69.4 million, or 6.2%, to approximately $1.2 billion. Revenue growth was driven by increased sales volume and focused improvements on average footwear selling prices with new product styles as we continue to transform Crocs brand awareness into an all-season footwear brand. Gross profit increased by 2.5% and diluted earnings per share decreased by 91.7% in 2013 compared to 2012, primarily due to increased costs associated with our increased global retail presence and our product strategy to include styles that may utilize more expensive materials, as well as certain non-recurring charges. The following table highlights the year-over-year comparison of some of our key financial results.

($ in millions, except per share amounts)	2013	2012	Change
Annual revenues*	$1,193	$1,123	6.2%
Annual gross profit	$623	$608	2.5%
Annual gross margin	52.3%	54.1%	(180 bps)
Annual selling, general and administrative costs as a % of revenue	46.0%	41.0%	(500 bps)
Diluted earnings per share*	$0.12	$1.44	(91.7)%
Inventory as of December 31*	$162	$165	(1.5)%
Cash and cash equivalents as of December 31	$317	$294	7.7%

*
Indicated metrics were used as performance measures in our 2013 incentive plans.

Pay for Performance Philosophy, Goals and Principles.    The Board and the Compensation Committee (the "Committee") are firmly committed to a pay-for-performance compensation program. For 2013, over 75% of our Chief Executive Officer's 2013 total direct compensation (base salary, annual incentive and long-term equity incentive) was at risk or performance based. Our 2013 annual cash incentive compensation program was tied to the achievement of annual revenue, earnings per share and inventory turnover performance metrics. Our annual long-term equity incentive program is designed to align the interests of our executive officers with those of our stockholders, combining time-based restricted stock units (RSUs) whose value depends on the value of our common stock and performance-based RSUs that are earned based on our performance on a two-year cumulative earnings per share goal with further time vesting.

Impact of Company Performance on CEO Compensation.    Mr. McCarvel's 2013 and prior year compensation reflects our performance and our challenging performance goals. His 2013 annual cash incentive award payout was 53.5% of the target amount due to below target performance on the revenue and inventory turnover metrics and below threshold performance on the earnings per share metric. The performance-based portion of Mr. McCarvel's 2010 and 2012 RSU awards did not vest based on failure to achieve the applicable threshold cumulative earnings per share performance goal and free cash flow metric, while the 2011 award was earned based on achievement of 99% of the target performance goal. In connection with his resignation, Mr. McCarvel forfeited the performance-based RSUs granted in 2013 and certain other outstanding RSU awards that were unvested at the effective time of his resignation.

Changes in 2014.    On January 27, 2014, we sold $200 million of convertible preferred stock to Blackstone, an investment representing approximately 14% ownership in the Company on an as converted to common stock basis. We intend to use the proceeds from this investment as well as internal cash to directly benefit our stockholders by repurchasing up to $350 million of our common stock. Given the investment from Blackstone and the resignation of our Chief Executive Officer, we expect to undergo strategic transitioning during 2014 to refine our short-term and long-term growth strategies, which will include prioritizing earnings growth and our focus on becoming the leading brand in casual lifestyle footwear.

Elements of Compensation.    Our executive compensation objectives and principles are implemented through the use of the following principal elements of compensation:

  •
  Base salary, which provides a fixed level of cash compensation;

  •
  Annual cash incentive awards, which motivate and reward annual company performance;

  •
  Long-term incentives (in the form of equity awards), which motivate and retain executives by rewarding long-term financial performance and tying incentives to the performance of our common stock over the long-term; and

  •
  Limited executive benefits and perquisites.

Corporate Governance Highlights.    In order to further align the long-term interests of management with those of our stockholders and align our compensation program with best practices, the Committee has established the following policies and practices:

  •
  Independent Compensation Committee.  The Committee, comprised solely of independent directors, approves all compensation for our named executive officers.

  •
  Independent compensation consultant.  The Committee retains an independent compensation consultant that does not provide any services to management.

  •
  Assessment of compensation risk.  The Committee assessed our compensation policies and programs and determined that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on the Company.

  •
  Annual say-on-pay vote.  We hold annual advisory say-on-pay votes to approve executive compensation.

  •
  Stock ownership guidelines.  Our Board adopted robust stock ownership guidelines that our officers and non-employee directors are expected to meet within five years.

  •
  Clawback.  All annual and long-term incentive awards granted since 2012 are subject to any clawback or recoupment policy adopted by us pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

  •
  Limited enhanced benefit programs.  We do not provide our management with pensions or any other enhanced benefit programs beyond those that are typically available to all other employees other than a deferred compensation plan for senior executives and a limited supplemental retirement plan.

  •
  Reasonable change of control protections.  During 2013, our Board approved a change in control plan ("CIC Plan"). The CIC Plan provides for "double trigger" vesting with a definition of "change in control" consistent with our stockholder-approved equity plans. In order to keep management focused on the best interests of our stockholders during potentially uncertain periods, the CIC Plan provides our named executive officers with reasonable compensation protections upon a change of control followed by a termination without cause or for good reason.

  •
  No excise tax gross-ups.  We do not provide our management with "excise tax gross-ups" in the event of a change of control.

  •
  Reasonable severance benefits.  In connection with the investment from Blackstone and the resignation of our Chief Executive Officer, the Board approved reasonable base salary severance agreements for Messrs. Lasher and Crutchfield in order to ensure their continued dedication to us and to diminish the distraction that may occur by virtue of the personal uncertainties and risks created by these events. As described below, the severance agreements for Messrs. Lasher and Crutchfield have a limited life of only two years and diminish in value after one year.

  •
  Limited perquisites.  Our management receives minimal perquisites, consisting primarily of health insurance premiums.

  •
  No hedging or pledging.  We do not allow our management or directors to engage in hedging transactions in our stock or to pledge our stock to secure loans or other obligations.

  •
  No repricings.  Our equity plans do not allow repricing of stock option awards without stockholder approval.

Executive Compensation Objectives and Principles

The objectives of our executive compensation program are to:

  •
  attract and retain exemplary executive talent who are able to succeed in our fast-paced, rapidly evolving company;

  •
  hold our executives accountable to stockholders;

  •
  motivate our executives to achieve our financial and strategic business objectives;

  •
  align our executives' compensation with our stockholders' interests; and

  •
  assure that our total compensation program aligns with good corporate governance and best practices.

In 2013, we sought to achieve these objectives through implementing the following pay principles.

  •
  Fair and Competitive:  We believe that a fair and competitive pay package for our executives is essential to attract and retain talented executives in key positions.

  •
  Short and Long-Term Incentives:  Our compensation program rewards both short-term and long-term performance. Annual cash incentive awards are tied to achievement of short-term quantitative performance goals that we believe closely correlate to stockholder value. Long-term performance is rewarded through equity-based awards, which align our executives' interests with those of our stockholders. The value of equity awards depends on future share prices, and the realization of the awards is contingent on satisfaction of vesting schedules requiring continued service with us and the achievement of performance goals.

  •
  Pay for Performance:  Our executives have a high proportion of variable, performance-based compensation, including annual cash incentive awards and long-term equity awards. We aim to tie more than 50% of our executive pay to performance metrics. In 2013, over 60% of our named executive officer compensation reported in the Summary Compensation Table below was performance based. Actual realized compensation will be above or below targeted levels depending on the level of performance achieved.

  •
  Good Governance:  We have designed our executive compensation program in light of the best practice governance policies and practices discussed above under "Corporate Governance Highlights."

At our annual meeting of stockholders in June 2013, we held our third advisory stockholder vote to approve the compensation of our named executive officers ("say-on-pay"). The compensation of our named executive officers reported in our 2013 proxy statement was approved by over 99% of the votes cast at the 2013 annual meeting, similar to the results at our 2012 and 2011 annual meetings. The Committee believes this affirms our stockholders' support of our approach to executive compensation, and the Committee did not change its approach in 2013. The Committee has considered and will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers.

Governance of Pay Setting Process

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Committee has overall responsibility for evaluating and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Committee sets the Chief Executive Officer's compensation, and considers the recommendations of the Chief Executive Officer with respect to the compensation of the other named executive officers. The Committee works with Towers Watson, an independent executive compensation consultant engaged by the Committee, for advice and perspective regarding market trends and best practices. For a more detailed discussion about the Committee, its methodology and the role of consultants, see "Compensation Committee" on page 9.

Peer Group Companies

The Committee uses peer company and survey data to guide its review of the total compensation of our officers and executives and generally reviews the compensation data of our peer companies and industry to understand market competitive compensation. The Committee focuses on ensuring that the performance-based elements of our executive compensation program are consistent with peer and industry trends. However, the Committee does not benchmark compensation to a specific percentage of the compensation of peer companies.

The Committee has approved a peer group based on analysis and recommendations by Towers Watson. The peer group is selected based on the key industry criteria noted below, and takes into consideration the company's revenue, market capitalization and other key financial metrics. This peer group is comprised of 14 publicly traded companies. As of December 31, 2013, our market capitalization was at the 14th percentile of this group, and our annual revenue was at the 14th percentile of the group, based on annual revenue as of the most recent applicable fiscal year end. We believe these companies are broadly comparable to us, and represent our labor market for talent for key leadership positions. The Committee regularly reviews our peer group to determine if adjustments are necessary to ensure that it continues to be relevant or if additional peer companies or groups are necessary to provide appropriate information on market practices and compensation levels.

The 2013 peer companies are listed below:

Columbia Sportswear Co.	G III Apparel Group, Ltd.	Skechers USA, Inc.
Deckers Outdoor Corp.	lululemon athletica inc.	Steven Madden, LTD
DSW Inc.	Oxford Industries, Inc.	Under Armour, Inc.
Fossil, Inc.	Perry Ellis International, Inc.	Wolverine Worldwide, Inc.
Genesco Inc.	Quiksilver, Inc.

The only difference between the peer group used in 2013 and the peer group used in the 2012 executive compensation review process was the removal of The Warnaco Group, Inc., as it was acquired by PVH Corp. in February 2013.

Elements of Compensation

As noted, we utilize the following principal elements of compensation, each of which is discussed more fully below:

  •
  Base salary, which provides a fixed level of cash compensation;

  •
  Annual cash incentive awards, which motivate and reward annual company performance;

  •
  Long-term incentives (in the form of equity awards), which motivate and retain executives by rewarding long-term financial performance and tying incentives to the performance of our common stock over the long-term; and

  •
  Limited executive benefits and perquisites.

The Committee does not utilize an exact calculation in determining the break-down or weighting of named executive officer compensation among base salary, annual cash incentive awards and long-term equity awards. Rather, the Committee considers all forms of compensation in light of the market competition for executive talent, the risk to an executive inherent in employment with our fast-paced, rapidly evolving Company and our financial goals. Accordingly, we believe that over 50% of each named executive officer's compensation should be in the form of annual cash performance-based awards and equity awards that vest upon performance. We believe that the total compensation opportunities offered to our executives are sufficient to reduce the need for anything other than limited executive perquisites or enhanced benefit programs beyond those that are typically available to all other employees.

Base Salary.    The Committee establishes base salary for our named executive officers by considering the size of our operations, the responsibilities of the named executive officers and the competitive marketplace for executive talent in similar positions. The Committee sets the base salary of the Chief Executive Officer. Base salary for other named executive officers is set by the Committee after considering the recommendation of the Chief Executive Officer.

Base salary is reviewed on an annual basis and at the time of hire or promotion. Annual adjustments are influenced by growth of our operations, revenues and profitability, individual performance, changes in responsibility, peer company comparisons and other factors. In 2012, after considering a peer company comparative review with Towers Watson, and for retention purposes, the Committee approved increases to the 2013 base salaries of Messrs. McCarvel, Lasher and Crutchfield. There was no change to the base salary for Mr. Hart.

The current base salaries of our named executive officers are below:

Named Executive Officer	2013 Base Salary	Increase Over 2012 Base Salary
John P. McCarvel	$1,000,000	19%
Daniel P. Hart	$498,750	0%
Jeffrey J. Lasher	$400,000	19%
Scott E. Crutchfield	$400,000	19%

Annual Incentive Awards.    The Committee believes that an annual cash incentive plan that offers significant awards to our named executive officers for meeting or exceeding company performance goals provides our officers additional incentive to outperform our peer companies and ensures that we attract and retain talented named executive officers.

Each year, the Committee establishes a target annual incentive award for each named executive officer expressed as a percentage of the executive's base salary, based on the estimated contribution and responsibility of the individual named executive officer and considering market practices. For 2013, the targets were:

Named Executive Officer	Annual Incentive Plan Target (as a percentage of Base Salary)
John P. McCarvel	100%
Daniel P. Hart	60%
Jeffrey J. Lasher	60%
Scott E. Crutchfield	60%

The total annual incentive award actually paid to each named executive officer is determined based on the extent to which specified weighted objective performance goals are achieved. Each of these performance targets has a threshold payout of 75% of the named executive officer's annual incentive award target and a maximum payout of 175% of the target. For 2013, these goals and their applicable weightings were:

2013 Performance Goal Targets	Actual 2013 Results	Weighting	Weighted 2013 Actual Performance as a Percentage of Target
Annual Revenues: $1,300.3 million	$1,192.7 million	50%	38.5%
Earnings Per Share: $1.51	$0.12	30%	0.0%
Inventory Turnover: 3.6	3.5	20%	15.0%

Based on 2013 actual results and applying the weighting described above, our named executive officers were eligible to be paid annual cash incentive awards at up to 53.5% of their respective target annual incentive award amounts. The Committee has discretion to depart from the formula in approving the annual incentive awards by decreasing, but not increasing, incentive awards after general results are known, but did not exercise that discretion in 2013.

The Committee sets the annual performance goal targets under the annual cash incentive plan in the first quarter of each fiscal year. For 2014, payments under the annual cash incentive plan will be based on achievement of performance goals relating to 2014 earnings before interest and taxes (60% weighting), revenue (30% weighting) and inventory turnover (10% weighting).

Long-Term Equity Awards.    The Committee grants long-term equity awards annually to the named executive officers in order to provide long-term performance-based compensation, to encourage the named executive officers to continue their employment throughout the vesting periods of the awards, and to align management and stockholder interests. We believe that a significant portion of each named executive officer's compensation should be in the form of equity awards. Each year the Committee considers the number of shares to grant and the appropriate type and combination of equity-based awards in making named executive officer grant decisions.

2013 Long-Term Performance Incentive Program.    In 2013, all of our named executive officers received grants of restricted stock units ("RSUs"), half of which vest based on satisfaction of performance goals and half of which vest based on continued service. The material terms of the 2013 RSU awards are as follows:

Performance Vested RSUs (50% of Award)
Time Vested RSUs (50% of Award)
	Performance Goal	Potential Award	Further Time Vesting
Vest in three annual installments beginning one year after the date of grant	Achievement of at least 70% of a two-year cumulative earnings per share performance goal	Executive may earn from 50% to 200% of the target number of RSUs based on the level of achievement of the performance goal	Earned RSUs vest 50% upon satisfaction of performance goal and 50% one year later

For 2013, the amount of RSU awards granted to the named executive officers was based on a review of the equity compensation of our peer companies, input from the independent compensation consultant and the Committee's assessment of each named executive officer's expected future contributions.

The Committee grants performance-based awards to further demonstrate our pay for performance philosophy and better align the interests of our named executive officers with those of our stockholders. The Committee grants RSUs because it generally believes that full value awards such as RSUs offer a stronger retention incentive than do stock options. In addition, RSUs are less dilutive to our current stockholders as fewer RSUs are necessary to provide the same equity benefit compared to stock options.

The Committee selected cumulative earnings per share as the performance metric used in the 2013 RSU grant because it views cumulative earnings per share as a primary driver of enhanced stockholder value. The performance based portion of the RSUs granted to our executive officers in 2010 (based on a free cash flow performance goal) and 2012 (based on a cumulative earnings per share performance goal) did not vest based on failure to achieve the applicable performance goal. The RSUs granted to our executive officers in 2011 achieved 99% of the cumulative earnings per share performance goal. Therefore, the Compensation Committee believes cumulative earnings per share performance goals set by the Committee are very challenging further demonstrating the Committee's pay for performance philosophy.

Other Benefits.    We provide other benefits to our named executive officers in order to achieve a competitive pay package. The Committee believes that those benefits, which are detailed in the Summary Compensation Table under the heading "All Other Compensation," are reasonable, competitive and consistent with our overall executive compensation program. Those benefits consist principally of employer-paid premiums on health insurance.

Post-Employment Compensation

Senior Executive Deferred Compensation Plan.    Certain senior executives are eligible to participate in the 2007 Senior Executive Deferred Compensation Plan (the "Deferred Compensation Plan"), which permits executives to defer all or a part of their cash compensation and save for future financial needs. No named executive officers have contributed to the Deferred Compensation Plan since 2008. For a more detailed discussion of the Deferred Compensation Plan, see the Nonqualified Deferred Compensation table and accompanying narrative below.

Mr. McCarvel's Separation Agreement.    As noted above, Mr. McCarvel resigned as our Chief Executive Officer on December 27, 2013 effective upon the earlier to occur of April 30, 2014 and the Board's appointment of his successor as Chief Executive Officer. The Board negotiated and approved potential separation payments to Mr. McCarvel in the aggregate of $2.1 million in exchange for a release of claims in favor of the Company and his compliance with the noncompetition, nonsolicitation and confidentiality covenants contained in the Separation Agreement. The separation payments are subject to clawback and offsets upon certain violations of such covenants by Mr. McCarvel. For a more detailed discussion of the Separation Agreement, see the Potential Payments on Termination or Change in Control below.

Change in Control Benefits.    In 2013, we approved and adopted the CIC Plan for eligible employees, including the named executive officers. The CIC Plan contains a "double trigger" whereby if a "change in control" occurs and the participant's employment is terminated by us without "cause" or the participant resigns for "good reason" within the two-year period following the change in control, the executive officer participants will be entitled to accelerated vesting of certain equity awards, a multiple of salary and bonus and certain continuing health care benefits. The Committee believes that this approach will enhance stockholder value in the context of an acquisition, and align executives with the interests of our stockholders. For a more detailed discussion of the CIC Plan and definitions of "change in control," "cause," and "good reason" under CIC Plan, see the Potential Payments on Termination or Change in Control below.

Severance Agreements.    On December 26, 2013, the Board approved a form of severance agreement (the "Severance Agreement") and authorized us to enter into Severance Agreements with certain officers, including Messrs. Lasher and Crutchfield. The Severance Agreement provides that if we terminate either Mr. Lasher's or Mr. Crutchfield's employment without "cause" (i) at any time prior to December 26, 2014, the executive will be entitled to receive a severance payment in cash equal to two times the executive's annual base salary and (ii) at any time after December 26, 2014, but before December 26, 2015, the executive will be entitled to receive a severance payment in cash equal to the executive's annual base salary. The separation payments are conditioned upon the effectiveness of the executive's release of claims in favor of us and compliance with the noncompetition, nonsolicitation and confidentiality covenants in the Severance Agreement. For a more detailed discussion of the Severance Agreement, see Potential Payments on Termination or Change in Control below.

Employment Agreement.    We entered into an employment agreement with Mr. Hart concurrent with his appointment as an officer in 2009. The agreement provides for guaranteed payments and accelerated vesting of certain equity awards upon his involuntary termination of employment with us (other than for "cause") or his resignation for "good reason." For a more detailed discussion of the agreement and definitions of "cause" and "good reason," see Potential Payments on Termination or Change in Control below.

Additional Considerations

Executive Stock Ownership.    In June 2013, the Committee increased stock ownership guidelines to ensure that our executive officers have a meaningful stake in the equity of the Company and to further align the interests of our executives with the long-term interests of our stockholders. The guidelines require that each of our named executive officers own shares of our common stock in an amount equal in value to a specified multiple (5x for our Chief Executive Officer and 3x for all other named executive officers) of such named executive officer's base salary, to be achieved by the fifth anniversary of (i) the adoption of the modified guidelines (for our existing executive officers) or (ii) the date of hire for new executive officers. The ownership guidelines are based on analysis of peer and market practices, as prepared by the Committee's independent compensation consultant.

Equity Granting Practices.    The Committee has generally determined to make our annual equity award grants at the regular meeting of the Committee held in the first quarter of each year. The Committee meeting date, or the next business day if the meeting falls on a day where the Nasdaq is closed for trading, is typically the effective grant date for the grants. For stock options, the exercise price is the fair market value of our common stock on that date.

We also may grant equity awards (e.g., options, restricted stock) to recognize increased responsibilities or special contributions, attract new hires, retain executives or recognize certain other special circumstances that occur throughout the year. The effective date of these grants is determined based on the timing of the recognition or recruitment event and approved on or in advance of the effective date of the grant. The exercise/grant price is the fair market value of our common stock on the effective date. The Committee approves all equity grants to executive officers. We do not permit repricing of stock options without stockholder approval.

Clawbacks.    In 2010, our Compensation Committee adopted a clawback policy for awards made under our annual incentive plan. Under this policy, at the discretion of the Committee, executives may be required to repay awards to us if within two years of the award: (i) we are required to restate our financial statements due to fraud or willful misconduct involving the executive; or (ii) the executive took part in any fraud, negligence or breach of fiduciary duty.

In 2012, our Board also adopted a policy whereby any incentive compensation awards granted to management, including annual and long-term incentive awards granted in 2013, will be subject to any clawback or recoupment policy adopted by the us pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Deductibility of Executive Compensation.    Section 162(m) of the Code imposes a $1.0 million annual limit on the amount that a public company may deduct for compensation paid to the company's chief executive officer during a tax year or to any of the company's four other most highly compensated executive officers who are still employed at the end of the tax year. The limit does not apply to compensation that meets the requirements of the Code for "qualified performance-based" compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based on performance criteria approved by the company's stockholders).

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. In certain situations, the Committee may approve compensation that does not meet the requirements of the Code in order to ensure competitive levels of total compensation for our executive officers. The annual incentive awards paid in 2013 under our 2008 Cash Incentive Plan and the performance-vested restricted stock units granted in 2013 are designed to meet the requirements for consideration as "qualified performance-based compensation" under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with our management. Based on such review and discussion, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Doreen A. Wright (Chairperson)
Raymond D. Croghan
Prakash A. Melwani

Summary Compensation Table

The following table sets forth information regarding compensation earned for services rendered during fiscal years 2013, 2012, and 2011 for our Chief Executive Officer, our Chief Financial Officer, and the two other most highly compensated executive officers who were serving as executive officers at the end of 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
John P. McCarvel	2013	$1,000,000	$2,994,617	$—	$535,000	$98,282	$4,627,899
President and Chief Executive Officer	2012	840,000	1,313,550	—	—	32,203	2,185,753
	2011	828,333	2,349,981	—	1,285,200	15,015	4,478,529
Daniel P. Hart	2013	498,750	938,879	—	175,164	27,512	1,640,305
Executive Vice President, Chief Legal	2012	498,750	462,175	—	—	29,883	990,808
and Administrative Officer	2011	491,823	475,019	—	450,000	14,606	1,431,448
Jeffrey J. Lasher	2013	400,000	745,000	—	122,237	26,000	1,293,237
Senior Vice President-Finance	2012	332,313	462,175	—	—	32,260	826,748
and Chief Financial Officer	2011	300,000	1,078,320	266,802	300,000	14,606	1,959,728
Scott E. Crutchfield	2013	400,000	871,571	—	135,629	26,235	1,433,435
Chief Operating Officer	2012	332,313	462,175	—	—	32,957	827,445
	2011	$325,000	$350,009	$—	$240,000	$15,106	$930,115

(1)
Amounts reflect the aggregate grant date fair value of grants made in each respective fiscal year computed in accordance with stock-based accounting rules (FASB ASC Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used in the calculations of these amounts are included in Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The grant date fair value of stock awards, which are comprised of time-vested and performance-vested restricted stock units, includes the grant date fair value for the performance-vested restricted stock units calculated based on the target amount for the award period commencing in the year indicated. For 2013, the total aggregate grant date fair value of stock awards, including the time-vested restricted stock units and the performance-vested restricted stock units assuming the highest level of payout for performance against assigned targets would be as follows: $4.2 million for Mr. McCarvel, $1.3 million for Mr. Hart, $1.1 million for Mr. Lasher, and $1.2 million for Mr. Crutchfield.

(2)
All other compensation for 2013 represents the following: (i) Company matches to employee 401(k) contributions in the amounts of $10,000 for Mr. Hart, Mr. Lasher, Mr. Crutchfield, and Mr. McCarvel, (ii) a $9,600 car allowance for Mr. McCarvel, (iii) $14,919 in incremental healthcare premiums paid by us on behalf of each named executive officer that is not offered to other non-executive employees, (iv) group term life insurance premiums paid-in full by the Company for each named executive officer, (v) certain recognition gifts made to the named executive officers and (vi) $61,440 in tax preparation fees paid for by us on behalf of Mr. McCarvel.

Grants of Plan-Based Awards Table

The following table provides information for each of our named executive officers regarding annual and long-term incentive award opportunities, including the range of potential payouts under our non-equity annual incentive plan and our performance-vested restricted stock units granted during fiscal year 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
					Estimated Future Payouts Under Equity Incentive Plan Awards
								All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Type of Award	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John P. McCarvel	Annual Incentive Award		1,000,000	1,750,000
	Restricted Stock Unit	2/21/2013			39,375	78,750	157,500	78,750	2,346,750
	Restricted Stock Unit	1/29/2013						42,679	647,867
Daniel P. Hart	Annual Incentive Award		299,250	523,688
	Restricted Stock Unit	2/21/2013			12,500	25,000	50,000	25,000	745,000
	Restricted Stock Unit	1/29/2013						12,772	193,878
Jeffrey J. Lasher	Annual Incentive Award		240,000	420,000
	Restricted Stock Unit	2/21/2013			12,500	25,000	50,000	25,000	745,000
Scott E. Crutchfield	Annual Incentive Plan		240,000	420,000
	Restricted Stock Units	2/21/2013			12,500	25,000	50,000	25,000	745,000
	Restricted Stock Unit	1/29/2013						8,338	126,570

(1)
The aggregate grant date fair value for the restricted stock units was calculated based on the target number of restricted stock units.

Annual Incentive Awards.    The amounts shown for annual incentive awards represent the target and maximum amounts of annual cash incentive compensation that, depending on performance results, might have been paid to each executive for 2013 performance based on achievement of specified target levels of revenue, earnings per share and inventory turnover. The target payments were based on achieving the target level of performance with ranges from zero to 175% of the executive's annual incentive target. In 2013, annual incentive amounts were paid at 53.5% of target, as reflected in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table" set forth above. These awards are described in further detail under "Compensation Discussion and Analysis" above.

Restricted Stock Units ("RSUs").    The amounts shown for RSUs represent the number of RSUs awarded to the executives in 2013 and the grant date fair value of the RSUs determined in accordance with FASB ASC 718, as follows. The amounts shown for RSUs granted on February 21, 2013 represent awards of restricted stock units to certain of our named executive officers as part of a performance incentive plan. One-half of these RSUs vest in three equal annual installments beginning one year after the date of grant based on continued employment. The other half may be earned from 50% to 200% of the target number of RSUs based on the level of achievement of a two-year cumulative earnings per share performance goal, and vest in two equal annual installments, 50% on certification of the achievement of performance goal by the Compensation Committee and 50% one year later subject to continued employment. These RSU awards are described in further detail under "Compensation Discussion and Analysis" above.

Employment Agreement with Mr. Hart.    In May 2009, we entered into an employment agreement with Mr. Hart. The agreement provides that Mr. Hart will receive an annual base salary of $475,000, subject to annual adjustments. His salary may be reduced only if such reduction is a uniformly applied reduction affecting all senior executives and is no greater than 10% of Mr. Hart's base pay in any case, may not be reduced by greater than $47,500 in total during his employment with us. Mr. Hart is also eligible for a bonus pursuant to our annual incentive plan. Mr. Hart's target under the annual incentive plan was 60% of his base pay in 2013. He is also entitled to participate in all employee benefit plans and programs generally available to our executives, including our Deferred Compensation Plan. The agreement also contains provisions relating to benefits Mr. Hart may receive in connection with a termination of his employment, as described in further detail under "Potential Payments on Termination or Change in Control." Mr. Hart's Agreement requires him to maintain confidential information regarding us and to assign certain inventions and intellectual property to us. During his employment with us and for twelve months after the termination of his employment with us, Mr. Hart will be restricted from participating in certain competitive businesses and from soliciting our employees and customers.

Salary and Bonus in Proportion to Total Compensation.    As noted in "Compensation Discussion and Analysis" above, we believe that a substantial portion of each named executive officer's compensation should be in the form of performance-based annual incentive awards and equity awards. Base salary of the named executive officers is set at levels that the Compensation Committee believes are competitive with our peer companies, with the expectation that shortfalls in base pay, if any, will be recouped through performance bonuses. The Compensation Committee believes that our current program substantially aligns the compensation of our named executive officers with the compensation of executive officers of our peer companies, while also permitting the Compensation Committee to provide incentives to the named executive officers to pursue performance that increases stockholder value. Please see "Compensation Discussion and Analysis" for a description of the objectives of our compensation program and overall compensation philosophy.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options and unvested restricted stock and restricted stock unit awards held by our named executive officers as of December 31, 2013. Market values for outstanding stock awards are presented as of the end of 2013 based on the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2013 of $15.92.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John P. McCarvel	80,454	—		$1.14	11/17/2018
	10,086	—		10.50	02/07/2016	58,840	(2)	936,732	—	—
Daniel P. Hart	70,831	—		3.99	06/15/2019	56,433	(3)	898,413	49,430	786,925
Jeffrey J. Lasher	20,000	10,000	(4)	20.11	04/29/2021
	28,000	—		3.99	06/15/2019	51,522	(5)	820,230	40,875	650,730
Scott E. Crutchfield	33,000	—		1.14	11/17/2018
	43,548	—		$10.50	02/07/2016	49,108	(6)	781,799	45,875	730,330

(1)
The aggregate number of restricted stock units was calculated based on the achievement of target performance.

(2)
Represents the unvested portion of three restricted stock grants for: (i) 33,750 restricted stock units awarded on March 14, 2012 of which one-third of the restricted stock units vested on March 14, 2013, one-third were cancelled on December 27, 2013 per Mr. McCarvel's separation agreement and one-third vested on March 14, 2014; (ii) 42,679 restricted stock units awarded on January 29, 2013 of which one-half were cancelled on December 27, 2013 per Mr. McCarvel's separation agreement and one-half vested on January 29, 2014; and (iii) 78,750 restricted stock units awarded on February 21, 2013 of which two-thirds of the shares were cancelled on December 27, 2013 per Mr. McCarvel's separation agreement and one-third of the shares vested on March 1, 2014.

(3)
Represents the unvested portion of five restricted stock grants for: (i) 25,110 shares awarded on June 15, 2010 of which half vest ratably on each of the first four anniversaries of the grant date based on continued employment and the other half based on achievement of performance metrics which were not met resulting in forfeiture on February 7, 2014; (ii) 18,376 restricted stock units awarded on June 28, 2011 of which one-half of the restricted stock units vest in three equal installments on June 15, 2012, June 15, 2013 and June 15, 2014 based on continued employment and up to one-half of the restricted stock units based on target performance which on February 26, 2013 were certified 99% achieved and as a result 4,537shares vested on February 26, 2013 and 4,537 vested on February 26, 2014; (iii) 23,750 restricted stock units awarded on March 14, 2012 of which one-half of the restricted stock units ratably on each of the first three anniversaries of the grant date based on continued employment and the other half based on achievement of performance metrics which were not met resulting in forfeiture on February 7, 2014; (iv) 12,772 restricted stock units awarded on January 29, 2013 of which 50% of the shares vested on January 29, 2014, 40% will vest on January 29, 2015 and 10% will vest on January 29, 2016; and (v) 50,000 restricted stock units awarded on February 21, 2013 of which one-half of the restricted stock units vest in three equal annual installments on March 1, 2014, March 1, 2015 and March 1, 2016 based on continued employment and up to one-half of the restricted stock units based on target performance vest in two equal annual installments on the date in 2015 that the achievement of certain performance metrics is established and one year from that date, respectively, based on continued employment.

(4)
Represents the unvested portion of stock options to purchase 30,000 shares of common stock, which were granted on April 29, 2011. This stock option award has a four year vesting period with 25% vesting on the first anniversary of the grant date and the remaining options vesting in 36 equal monthly installments thereafter, based on continued employment.

(5)
Represents the unvested portion of five restricted stock grants for: (i) 8,000 shares awarded on August 2, 2010 half of which vest ratably on June 15, 2011, June 15, 2012, June 15, 2013 and June 15, 2014 based on continued employment and the other half based on achievement of performance metrics which were not met resulting in forfeiture on February 7, 2014; (ii) 30,000 shares granted on April 29, 2011 which vest annually in equal installments on the next three grant date anniversaries, based on continued employment; (iii) 18,376 restricted stock units awarded on June 28, 2011 half of which vest in three equal installments on June 15, 2012, June 15, 2013 and June 15, 2014 based on continued employment and up to one-half of the restricted stock units based on target performance which on February 26, 2013 was certified 99% achieved and as a result 4,537shares vested on February 26, 2013 and 4,537 vested on February 26, 2014; (iv) 23,750 restricted stock units awarded on March 14, 2012 of which one-half of the restricted stock units vest in three equal annual installments on March 14, 2013, March 14, 2014 and March 14, 2015 based on continued employment and the other half based on achievement of performance metrics which were not met resulting in forfeiture on February 7, 2014; and (v) 50,000 restricted stock units awarded on February 21, 2013 of which one-half of the restricted stock units vest in three equal annual installments on March 1, 2014, March 1, 2015 and March 1, 2016 based on continued employment and up to one-half of the restricted stock units based on target performance vest in two equal annual installments on the date in 2015 that the achievement of certain performance metrics is established and one year from that date, respectively, based on continued employment.

(6)
Represents the unvested portion of five restricted stock grants for: (i) 18,000 shares awarded on August 2, 2010 half of which vest ratably on June 15, 2011, June 15, 2012, June 15, 2013 and June 15, 2014 based on continued employment and the other half based on achievement of performance metrics which were not met resulting in forfeiture on February 7, 2014; (ii) 13,540 restricted stock units awarded on June 28, 2011 half of which vest in three equal installments on June 15, 2012, June 15, 2013 and June 15, 2014 based on continued employment and up to one-half of the restricted stock units based on target performance which on February 26, 2013 was certified 99% achieved and as a result 3,343shares vested on February 26, 2013 and 3,343 vested on February 26, 2014; (iii) 23,750 restricted stock units awarded on March 14, 2012 of which one-half of the restricted stock units vest in three equal annual installments on March 14, 2013, March 14, 2014 and March 14, 2015 based on continued employment and the other half based on achievement of performance metrics which were not met resulting in forfeiture on February 7, 2014; (iv) 8,338 restricted stock units awarded on January 29, 2013 of which 50% of the shares vested on January 29, 2014, 40% vest on January 29, 2015 and 10% vest on January 29, 2016; and (v) 50,000 restricted stock units awarded on February 21, 2013 of which one-half of the restricted stock units vest in three equal annual installments on March 1, 2014, March 1, 2015 and March 1, 2016 based on continued employment and up to one-half of the restricted stock units based on target performance vest in two equal annual installments on the date in 2015 that the achievement of certain performance metrics is established and one year from that date, respectively, based on continued employment.

Options Exercises and Stock Vested

The following table sets forth information for each of our named executive officers regarding stock options exercised and stock awards vested during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John P. McCarvel	25,000	$117,200	54,650	$879,935
Daniel P. Hart	12,502	154,080	14,694	234,783
Jeffrey J. Lasher	—	—	22,555	359,375
Scott E. Crutchfield	—	—	11,806	$188,870

(1)
For option awards, the value realized is the difference between the fair market value of our common stock at the time of exercise and the exercise price. For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation

Under our Deferred Compensation Plan, participants have the option to defer all or a part of their cash compensation in accordance with the terms and conditions established by the Compensation Committee. The deferred amount will vest ratably on a quarterly basis over a three-year period, with a pro rata amount vesting on each calendar quarter. Any unvested balance will vest immediately upon the death or disability of the participant or upon a "change in control," as defined in the plan. None of the named executive officers have deferred any compensation since 2008. The table below summarizes the 2013 accrued earnings and balances at December 31, 2013 under our Deferred Compensation Plan for each of the named executive officers.

Name	Executive Contributions in Last Fiscal Year $	Registrant Contributions in Last Fiscal Year $	Aggregate Earnings in Last Fiscal Year(1) $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last Fiscal Year End $
John P. McCarvel	$—	$—	$5,576	$—	$816,280
Daniel P. Hart	—	—	—	—	—
Jeffrey J. Lasher	—	—	—	—	—
Scott E. Crutchfield	$—	$—	$—	$—	$—

(1)
Each participant in the Deferred Compensation Plan may choose, at his or her discretion, a portfolio of investments in which their contributions may be hypothetically invested. We are not obligated to invest the participant's contributions into these accounts; however, upon the participant's withdrawal, we are obligated to pay the amount, inclusive of earnings, interest, and capital gains, that the participant's contributions would have earned had we actually invested the money as the participant directed. The aggregate earnings on each individual's contribution varies widely depending on the portfolio of investments the participant chooses. We received investment direction from Mr. McCarvel and the aggregate earnings from those hypothetical investments are reflected in the table above.

Potential Payments on Termination or Change in Control

CIC Plan

Except for Mr. McCarvel, our named executive officers are participants in the CIC Plan, which was adopted by the Board in June 2013 and later amended and restated. Under the Plan, if a "change in control" (as defined below) occurs, and the named executive officer's employment is terminated by us without "cause" (as defined below) or the named executive officer resigns for "good reason" (as defined below) within the two-year period following the change in control, the named executive officer will be entitled to the following payments and benefits:

  •
  up to two times the sum of (i) the named executive officer's annual base salary in effect on the date immediately prior to the change in control and (ii) the greater of (x) the named executive officer's target annual bonus for the year in which the change in control occurs and (y) the average annual bonus payments actually made to the named executive officer in the three years prior to the year in which the change in control occurs;

  •
  full vesting of any time-vested equity awards held by the named executive officer;

  •
  vesting at the target performance level of any performance-based equity awards held by the named executive officer;

  •
  if the named executive officer is age 55 or over, payment by us of the employer and employee premiums for continued health coverage for the named executive officer and his/her covered dependents until the named executive officer becomes eligible to enroll in Medicare Part A or until the named executive officer becomes eligible for coverage under a subsequent employer's health plan; and

  •
  if the named executive officer is under age 55, payment by us of the employer and employee premiums for continued health coverage for the named executive officer and his/her covered dependents for the shorter of 18 months following cessation of employment and the period for which the named executive officer is eligible for and elects such coverage.

The definition of "change in control" in the CIC Plan is consistent with the definition in our stockholder-approved equity plans. "Change in control" is generally defined in the CIC Plan to mean any one of the following: (i) any person becomes the beneficial owner of 35% or more of our common stock or voting securities, with certain exceptions; (ii) incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease to constitute a majority of the members of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, unless (a) after the transaction, the beneficial owners of our common stock and voting securities immediately prior to the transaction retain more than 50% of such common stock and voting securities of the entity resulting from the transaction, (b) no person immediately after the merger beneficially owns 35% or more of the voting power of the entity resulting from the transaction (except to the extent that such ownership existed with respect to the Company prior to the transaction), and (c) at least a majority of the members of the board of directors of the entity resulting from the transaction shall have been members of the incumbent board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or (iv) stockholder approval of a complete liquidation or dissolution of the Company.

"Cause" is defined in the CIC Plan to mean, with respect to any participant: (i) the participant's conviction, or guilty or no contest plea, to any felony; (ii) any act of fraud by the participant related to or connected with the participant's employment by the Company; (iii) the participant's material breach of his or her fiduciary duty to the Company; (iv) the participant's gross negligence or gross misconduct in the performance of duties reasonably assigned to the participant which causes material harm to the Company; (v) any willful violation by the participant of the Company's codes of conduct or other rules or policies of the Company; or (vi) any entry of any court order or other ruling that prevents the participant from performing his or her material duties and responsibilities.

"Good reason" is defined in the CIC Plan to mean the existence of any one or more of the following conditions without the written consent of the participant: (i) the Company's assignment to the participant of any duties inconsistent in any material negative respect with the participant's authority, duties or responsibilities immediately prior to the change in control or any other action by the Company that results in a material diminution in such authority, duties or responsibilities; (ii) a material reduction in the participant's base salary, as in effect immediately prior to the change in control; (iii) a material reduction in the participant's target bonus and/or target long-term incentive opportunity, as in effect immediately prior to the change in control; (iv) relocation of the participant's office more than 50 miles from the Company's principal office immediately prior to the change in control; or (v) a material breach by the Company of the CIC Plan. To resign for "good reason," a participant must provide certain notice to the Company, and the Company must fail to remedy the condition believed to constitute "good reason" within a specified time period.

Severance Agreements

In addition to participating in the CIC Plan, Messrs. Lasher and Crutchfield have severance agreements with us. The severance agreements provide that, if the Company terminates Mr. Lasher's or

Mr. Crutchfield's employment, as applicable, without cause (i) at any time prior to December 26, 2014, the executive will be entitled to receive a severance payment in cash equal to two times the executive's annual base salary and (ii) at any time after December 26, 2014, but before December 26, 2015, the executive will be entitled to receive a severance payment in cash equal to the executive's annual base salary. The separation payments are conditioned upon the effectiveness of the executive's release of claims in favor of the Company and compliance with the noncompetition, nonsolicitation and confidentiality covenants in the severance agreement. "The definition of "cause" in the severance agreements is substantially similar to the definition provided in the CIC Plan.

McCarvel Separation Agreement

On December 27, 2013, Mr. McCarvel resigned from his position as our President, Chief Executive Officer and director effective upon the earlier to occur of (i) April 30, 2014 or (ii) the Board's appointment of his successor as Chief Executive Officer. In connection with his resignation, we and Mr. McCarvel entered into a separation agreement (the "Separation Agreement"). The Separation Agreement provides that we will pay Mr. McCarvel (i) a $1.1 million separation payment on the first regularly scheduled payroll date after the effectiveness of his resignation and (ii) a $1 million separation payment on the first anniversary of the effectiveness of his resignation. Mr. McCarvel will also be entitled to receive any amount earned pursuant to our 2013 annual incentive program. Mr. McCarvel earned a cash bonus of $535,000 under the 2013 annual incentive program.

Mr. McCarvel agreed to continue in a consulting capacity with us at his regular salary through April 30, 2014 if his successor is appointed prior to such date. Subject to continued service, Mr. McCarvel will be entitled to continued vesting through April 30, 2014 of the unvested portion of certain of his restricted stock and restricted stock unit awards.

The separation payments are conditioned upon the effectiveness of Mr. McCarvel's release of claims in favor of the Company and his compliance with the noncompetition, nonsolicitation and confidentiality covenants contained in the Separation Agreement. The separation payments are subject to claw back and offsets upon certain violations of such covenants by Mr. McCarvel.

Hart Employment Agreement

Mr. Hart's employment agreement provides certain benefits in the event of certain terminations of employment. No other named executive officer currently has an employment agreement. Mr. Hart's employment agreement was modified by the CIC Plan to provide that the terms of the CIC Plan supersede and replace the terms of the employment agreement with respect to a change in control. Mr. Hart's employment agreement provides that if Mr. Hart is terminated by us involuntarily without "cause" (as defined below) or if he resigns for "good reason" (as defined below), he will receive: (i) a lump sum payment equal to one year of his base pay as of the termination date; (ii) a lump sum payment equal to 80% of his base pay in effect as of the termination date, pro-rated to equal the proportion of the year that he was employed by us; (iii) a lump sum payment equal to 80% of his base pay as of the termination date; and (iv) immediate vesting of any unvested stock options or unvested stock awards then held by him that would have been vested had he remained employed for 24 months after the termination date. The agreement also provides that any stock options granted to Mr. Hart during his employment will remain exercisable for ten years after the date of grant, including if Mr. Hart ceases to be employed by us for any reason other than termination for cause.

Under Mr. Hart's employment agreement, "cause" and "good reason" are defined as follows:

"Cause" is defined by the agreement to mean: (i) the executive's conviction, or guilty or no contest plea, to any felony; (ii) any act of fraud by the executive related to or connected with the executive's employment by the Company; (iii) the executive's material breach of his fiduciary duty to the Company;

(iv) the executive's gross negligence or gross misconduct in the performance of duties reasonably assigned to the executive which causes material harm to the Company; (v) any willful and material violation by the executive of the Company's codes of conduct or other rules or policies of the Company; (vi) any entry of any court order or other ruling that prevents the executive from performing his material duties and responsibilities hereunder; or (vii) any willful and material breach of the agreement by the executive.

"Good reason" is defined by the agreement to mean any of the following conditions arising during the executive's term of employment without the consent of the executive: (i) a material diminution in the executive's responsibilities, authority, position, or duties; (ii) a reduction in the executive's base salary (except as provided for in the agreement); (iii) a reduction in the executive's incentive or equity compensation opportunity such that it is materially less favorable than those provided generally to other senior executive officers; (iv) the Company's material failure to honor its incentive compensation plans, as then in effect; (v) assignment of duties or responsibilities materially inconsistent with those described in the agreement; (vi) removal from the position of Executive Vice President of Administration and Corporate Development of the Company or its successor; (vii) any change in the executive's reporting responsibility being solely to the Chief Executive Officer; (viii) relocation of the executive's office or the Company 50 miles or more from the place of relocation agreed between the executive and Chief Executive Officer; or (ix) any other action or inaction that constitutes a material breach by the Company of the agreement.

Below is a summary of the potential payments that each of our named executive officers would have received upon the occurrence of the termination events specified below, assuming that each triggering event occurred on December 31, 2013.

	Involuntary Termination without Cause or Resignation for Good Reason			Involuntary Termination without Cause or Resignation for Good Reason within Two Years Following a Change in Control
Name	Severance ($)	Acceleration of Equity Awards ($)(1)	Total ($)	Severance ($)	Health Benefits ($)	Acceleration of Equity Awards ($)(1)	Total ($)
John P. McCarvel(2)	$—	$—	$—	$—	$—	$—	$—
Daniel P. Hart	1,296,750	745,406	2,042,156	1,596,000	162,200	1,685,338	3,443,538
Jeffrey J. Lasher	800,000	—	800,000	1,280,000	25,388	1,470,960	2,776,348
Scott E. Crutchfield	800,000	—	800,000	1,280,000	25,388	1,512,129	2,817,517

(1)
Amounts based on the fair market value of our common stock of $15.92 per share, which was the closing price of our common stock on December 31, 2013 as reported on the Nasdaq Global Select Market.

(2)
See "McCarvel Separation Agreement" above for a description of the actual payments payable to Mr. McCarvel in connection with his resignation, pursuant to the Separation Agreement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees, and the Public Company Accounting Oversight Board ("PCAOB") AU Section 380, Communications with Audit Committees, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence. The Audit Committee has also discussed with Deloitte & Touche LLP their independence.

Based on its reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

THE AUDIT COMMITTEE
Thomas J. Smach (Chairperson)
Ronald L. Frasch
Peter A. Jacobi

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees for professional services provided during 2013 and 2012 by Deloitte & Touche LLP, our independent registered public accounting firm, and its affiliates. The Audit Committee is required to pre-approve all audit and non-audit services provided by Deloitte & Touche LLP. All of the services provided by, and fees paid to, Deloitte & Touche LLP during 2013 and 2012 were pre-approved by the Audit Committee.

	2013	2012
Audit fees(1)	$1,920,306	$1,911,663
Audit-related fees(2)	$385,750	—
Tax fees(3)	$232,968	$349,314
All other fees	—	—

Total fees	$2,539,024	$2,260,977

(1)
Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting, both of which are included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation, such as: (i) consents and other audit services related to SEC and other regulatory filings; (ii) accounting consultation related to the audit; and (iii) statutory audit requirements in foreign countries.

(2)
Audit-related fees substantially relate to services rendered in connection with statutory audits.

(3)
Tax fees include professional services rendered in connection with tax compliance, tax advice, tax consulting and tax planning.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014. Deloitte & Touche LLP has served as our independent public accounting firm since 2005. We are not required to submit this appointment to the stockholders for approval, but the Board believes it is desirable as a matter of policy. We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make any statements if he or she so desires and to respond to appropriate stockholder questions.

If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for the rejection and consider other independent registered public accounting firms. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

PROPOSAL 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, our stockholders have an opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a "Say on Pay" proposal, gives stockholders the opportunity to approve or reject our executive pay program. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this proxy statement."

As discussed in the "Compensation Discussion and Analysis," the primary objective of our executive compensation program is to create long-term value for our stockholders by attracting and retaining talented executives, holding our executives accountable to stockholders, motivating our executives to achieve superior financial and business objectives and aligning the interests of our executives with those of our stockholders. We believe our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders. Please see "Compensation Discussion and Analysis" section above for an explanation of our executive compensation.

This "Say on Pay" proposal allows our stockholders to express their view regarding the decisions of the Compensation Committee on the 2013 compensation of our named executive officers. Your advisory vote will serve as a tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the objective of creating long-term value for our stockholders.

Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders until the next required stockholder vote on the frequency of such votes. It is expected that the next such frequency vote will occur at the 2017 annual meeting of stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2015 ANNUAL MEETING

Any proposal of a stockholder intended to be included in our proxy statement for the 2015 annual meeting of stockholders pursuant to SEC Rule 14a-8, must be received by us no later than December 30, 2014 unless the date of our 2015 annual meeting is more than 30 days before or after June 10, 2015, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

In order for a stockholder to nominate a candidate for director for election or to bring other business before the 2015 annual meeting, we must receive timely notice of the nomination or business in writing by the close of business not later than March 12, 2015 and not earlier than February 10, 2015. However, in the event that the 2015 annual meeting is called for a date that is not within 30 days before or 60 days after June 10, 2015, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2015 annual meeting is made.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000211500_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Prakash A. Melwani 02 Thomas J. Smach CROCS, INC. ATTN: CORPORATE SECRETARY 7477 EAST DRY CREEK PARKWAY NIWOT, CO 80503 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014. 3 An advisory vote to approve the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000211500_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2013 Annual Report is/are available at www.proxyvote.com . CROCS, INC. Annual Meeting of Stockholders June 10, 2014 11:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Jeffrey J. Lasher and Daniel P. Hart and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Crocs, Inc. (the "Company"), to be held at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, on June 10, 2014 at 11 a.m. Mountain Time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL VOTED FOR ALL NOMINEES LISTED AND "FOR" PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side